EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-11742) of Community Bancshares, Inc. our report dated March 29, 2005, relating to the consolidated financial statements of Community Bancshares, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ Carr, Riggs & Ingram, LLC

Montgomery, Alabama
March 29, 2005